Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
SECOND QUARTER RESULTS FOR 2021

ATLANTA, Georgia, August 10, 2021 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the three month period ended June 30, 2021 of $3.0 million, or $0.14 per diluted share, as compared to net income of $6.5 million, or $0.30 per diluted share, for the comparable period in 2020.  For the six month period ended June 30, 2021, the Company reported net income of $2.5 million, or $0.11 per diluted share, as compared to net loss of $1.6 million, or $0.09 per diluted share, for the comparable period in 2020.  The decrease in net income during the second quarter of 2021 was primarily due to a $4.5 million increase in life and health insurance benefits and losses incurred. Such increase was largely the result of higher utilization of policy benefits as compared to the unusually low levels experienced in 2020 during the COVID-19 shelter in place restrictions imposed on our policyholders.  The increase in net income for the six month period ended June 30, 2021 was primarily due to $4.7 million of net unrealized gains on equity securities as compared to $7.1 million of unrealized losses on equity securities during the comparable period in 2020.  Changes in unrealized gains and losses on equity securities for the applicable periods are primarily the result of fluctuations in the market values of the Company’s equity investments.

Operating income (as defined below) decreased $7.2 million in the three month period ended June 30, 2021 from the three month period ended June 30, 2020.  For the six month period ended June 30, 2021, operating income decreased $6.6 million from the comparable period in 2020.  The decrease in operating income for the three and six month periods was primarily due to less favorable loss experience in the life and health operations, resulting from a significant increase in the number of incurred claims within the Medicare supplement line of business, as mentioned above.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “We are extremely pleased with the new premium growth this year in our property and casualty operations.  Despite the challenges faced over the most recent year related to the COVID-19 pandemic, that business has prospered exceedingly well.   We continue to refine the underwriting on our Medicare supplement business and have made targeted investments in the life and health operations to better serve the needs of our customers.  The second half of the year is when the majority of enrollment periods begin in both the individual and group markets, which we believe we are well positioned to serve.  We anticipate a strong finish for the balance of this year.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; In thousands, except per share data)	2021	2020	2021	2020
Insurance premiums
Life and health	$28,771	$30,675	$58,246	$61,303
Property and casualty	16,362	15,824	32,977	30,746
Insurance premiums, net	45,133	46,499	91,223	92,049

Net investment income	2,266	1,850	4,379	3,889
Realized investment gains, net	50	-	171	249
Unrealized gains (losses) on equity securities, net	4,003	1,355	4,747	(7,100)
Other income	5	33	12	60

Total revenue	51,457	49,737	100,532	89,147

Insurance benefits and losses incurred
Life and health	21,546	17,055	43,069	41,104
Property and casualty	10,157	10,021	21,906	19,555
Commissions and underwriting expenses	12,179	10,854	24,743	23,480
Interest expense	347	414	693	890
Other expense	3,474	3,112	6,914	6,064

Total benefits and expenses	47,703	41,456	97,325	91,093

Income (loss) before income taxes	3,754	8,281	3,207	(1,946)
Income tax expense (benefit)	792	1,749	676	(391)

Net income (loss)	$2,962	$6,532	$2,531	$(1,555)

Earnings (loss) per common share (basic)	$0.14	$0.31	$0.11	$(0.09)
Earnings (loss) per common share (diluted)	$0.14	$0.30	$0.11	$(0.09)

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$2,962	$6,532	$2,531	$(1,555)
Income tax expense (benefit)	792	1,749	676	(391)
Realized investment gains, net	(50)	-	(171)	(249)
Unrealized (gains) losses on equity securities, net	(4,003)	(1,355)	(4,747)	7,100

Non-GAAP Operating income (loss)	$(299)	$6,926	$(1,711)	$4,905

Selected Balance Sheet Data	June 30, 2021	December 31, 2020

Total cash and investments	$295,556	$298,630
Insurance subsidiaries	290,189	292,478
Parent and other	5,367	6,152
Total assets	404,486	405,187
Insurance reserves and policyholder funds	205,873	198,676
Debt	33,738	33,738
Total shareholders' equity	142,375	145,060
Book value per common share	6.71	6.84
Statutory capital and surplus
Life and health	41,690	42,326
Property and casualty	50,017	50,194